Exhibit 4.13

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE, dated as of August 29, 2005, among CANWEST MEDIA INC., a corporation incorporated under the laws of the Province of Manitoba, Canada (the “Issuer”), each of the New Guarantors (as defined herein) and The Bank of New York, as trustee (the “Trustee”).

WHEREAS, in accordance with Section 11.04 of the Indenture relating to the 10-5/8% Senior Subordinated Notes due 2011 (the “Notes”) of the Issuer, dated as of May 17, 2001, between the Issuer, the Trustee and the Guarantors (as defined therein), as supplemented by supplemental trust indentures dated August 6, 2002, February 27, 2003, April 23, 2003, September 22, 2003, February 25, 2004, August 12, 2004 and November 18, 2004 among the Issuer, the Trustee and the New Guarantors (as defined therein) (such indenture and supplemental indentures are collectively referred to as the “Indenture”), each of the entities listed on Exhibit A hereto (each a “New Guarantor”) desires to guarantee the obligations of the Issuer with respect to the Notes on the terms set forth in the Indenture;

WHEREAS, the Boards of Directors of the Issuer and each of the New Guarantors have authorized this Eighth Supplemental Indenture; and

WHEREAS, all things necessary to make this Eighth Supplemental Indenture a valid supplement to the Indenture according to its terms and the terms of the Indenture have been done:

NOW, THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of Holders of the Notes:

Section 1. Guarantee. Each New Guarantor covenants and agrees to be bound by and subject to the terms of the Indenture as if they had executed the same as a Guarantor as of the date first set forth above.

Section 2. Certain Defined Terms. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Section 3. Governing Law. THIS EIGHTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS EIGHTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE GUARANTEES.

Section 4. Multiple Counterparts. The parties may sign multiple counterparts of this Eighth Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Eighth Supplemental Indenture to be duly executed all as of the date and year first written above.

CANWEST MEDIA INC.

By:
	Name:	John Maguire
	Title:	Chief Financial Officer

Given under the Common Seal of

CANWEST INTERNATIONAL DISTRIBUTION LIMITED in the presence of: -

	Name:	Rick Hetherington
	Title:	Director and Officer

Name:
	Title:	Director/Secretary

YELLOW CARD PRODUCTIONS INC.

By:
	Name:	Steven J. Pasternak
	Title:	Vice-President

THE BANK OF NEW YORK, not in its individual capacity, but solely as Trustee

By:
Name:
Title:

2

Exhibit A

New Guarantors

CanWest International Distribution Limited

Yellow Card Productions Inc.

3